CORRECTED CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                            OF COLUMBIA ENERGY GROUP

     The Corporation hereby files this Corrected Certificate of Amendment pursuant to Section 103 of the General Corporation Law of the State of Delaware correcting the statement regarding the deletion and substitution of text to be made in the first paragraph of Article IV of the Restated Certificate of Incorporation, which statement is contained in the second paragraph, FIRST section of the Certificate of Amendment of Restated Certificate of Incorporation filed on May 28, 1999 as follows:

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                            OF COLUMBIA ENERGY GROUP

     Columbia Energy Group (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

     RESOLVED, that the Board of Directors of the Corporation hereby finds it advisable that the Restated Certificate of Incorporation of the Corporation be amended to delete in its entirety the first paragraph of Article IV and to insert in lieu thereof the following paragraph:

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two hundred forty million (240,000,000), of which Forty million (40,000,000) shares, of the par value of One cent ($.01) each, are to be of a class designated Preferred Stock and Two hundred million (200,000,000) shares, of the par value of One cent ($.01) each, are to be of a class designated Common Stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Carolyn McKinney Afshar, its Secretary, this 1st day of June, 1999.

                                            //s//Carolyn McKinney Afshar
                                             By:  Secretary